UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2020

XYLEM INC.
(Exact name of registrant as specified in its charter)

Indiana	001-35229	45-2080495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 International Drive		10573
Rye Brook,	New York
(Address of principal executive offices)		(Zip Code)
(914) 323-5700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange of which registered
Common Stock, par value $0.01 per share	XYL	New York Stock Exchange
2.250% Senior Notes due 2023	XYL23	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.¨

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2020, Xylem Inc. (the “Company”) announced that E. Mark Rajkowski, Senior Vice President and Chief Financial Officer, will retire from the Company effective December 31, 2020. Mr. Rajkowski, age 61, will step down from his position as Chief Financial Officer, effective October 1, 2020, and will remain employed by the Company as Senior Vice President from that date until his retirement on December 31, 2020 to facilitate a smooth and orderly transition. Mr. Rajkowski’s decision to retire was made for personal reasons.

The Board of Directors of the Company appointed Sandra E. Rowland, age 49, as the Company’s Senior Vice President and Chief Financial Officer to succeed Mr. Rajkowski, effective October 1, 2020. A copy of the press release announcing the executive change is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Since January 2015, Ms. Rowland has been serving as Executive Vice President and Chief Financial Officer of Harman International Industries Inc. (“Harman”), which designs and engineers electronic and audio products, connected solutions and automated systems for enterprise, automotive and consumer markets. Harman, formerly a publicly-traded company, was acquired by Samsung Electronics Co., Ltd. in March 2017. From 2013 to 2014, Ms. Rowland served as Vice President, Corporate Development and Investor Relations, and from 2012 to 2013, Ms. Rowland served as Vice President, Investor Relations. Prior to joining Harman in 2012, Ms. Rowland worked at Eastman Kodak Company, where she progressed through several senior financial roles. Ms. Rowland serves on the Board of Directors of Oshkosh Corporation, a leading designer, manufacturer and marketer of access equipment, specialty vehicles and truck bodies, where she has been a director since 2018.

Ms. Rowland will receive an annual base salary of $700,000, subject to annual adjustment. Ms. Rowland’s base salary will be subject to a temporary 20% reduction through December 31, 2020 applicable to the base salaries of all direct reports to the Chief Executive Officer, previously approved by the Company’s Leadership Development and Compensation Committee. Ms. Rowland will be eligible for an annual cash incentive under the Company’s Annual Incentive Plan for Executive Officers, filed with the Company’s Annual Report on Form 10-K on February 26, 2016 (“2016 Annual Report”), with a target of 80% of her annualized base salary for 2020 and a maximum possible payout of 200% of target. The actual cash incentive will be based on 2020 performance results and Ms. Rowland will be eligible for the full year incentive. Ms. Rowland will also receive an annual equity award under the Company’s Long-Term Incentive Plan with a target award of $1,700,000 for 2020. This award will be provided as performance share units (50%), restricted stock units (25%) and stock options (25%) on terms consistent with the annual equity awards provided to other senior executives of the Company under the grant agreements filed with the Company’s 2016 Annual Report.

Ms. Rowland will participate in the Company’s Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan, as filed with the Company’s 2016 Annual Report. Each plan provides for the payment of severance benefits to certain senior executives upon involuntary termination in specified circumstances. Ms. Rowland will also receive other benefits generally available to the Company’s US-based salaried employees.

Ms. Rowland and her immediate family members are not party to any related party transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Ms. Rowland and any of the Company’s directors or executive officers and there are no arrangements or understandings with other persons pursuant to which Ms. Rowland was selected as an officer.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Xylem Inc. on July 21, 2020.
104.0	The cover page from Xylem Inc.'s Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYLEM INC.
Date: July 21, 2020	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Senior Vice President, General Counsel, Chief Sustainability Officer and Corporate Secretary